IZEA WORLDWIDE, INC.
2014 EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated effective December 18, 2018)

1	PURPOSE.
The purpose of this Plan is to provide an opportunity for Eligible Employees of IZEA Worldwide, Inc. (the “Corporation”) and its Designated Affiliates to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, although the Corporation makes no undertaking nor representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423 Plan which do not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans adopted by the Board (or its designate) designed to achieve desired tax or other objectives. The Plan was originally adopted effective January 1, 2014. This Plan document reflects an amendment and restatement of the Plan effective as of December 18, 2018, the date the amended and restated Plan was approved by the Shareholders (the “Restatement Effective Date”).

2	DEFINITIONS.

(a)
“Affiliate” shall mean any (i) Subsidiary and (ii) any other entity other than the Corporation in an unbroken chain of entities beginning with the Corporation if, at the time of the granting of the option, each of the entities, other than the last entity in the unbroken chain, owns or controls 50 percent or more of the total ownership interest in one of the other entities in such chain.

(b)	“Board” shall mean the Board of Directors of the Corporation.

(c)	“Code” shall mean the Internal Revenue Code of 1986, of the USA, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

(d)	“Code Section 423 Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Code Section 423.

(e)	“Committee” shall mean the committee appointed by the Board in accordance with Section 13 of the Plan.

(f)	“Common Stock” shall mean the Common Stock of the Corporation, or any stock into which such Common Stock may be converted.

(g)
“Compensation” shall mean an Eligible Employee’s base cash compensation, commissions and shift premiums paid on account of personal services rendered by the Eligible Employee to the Corporation or a Designated Affiliate, but shall exclude payments for overtime, incentive compensation, incentive payments and bonuses, with any modifications determined by the Committee. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

(h)
“Contributions” shall mean the payroll deductions (to the extent permitted under applicable local law) and other additional payments that the Corporation may allow to be made by a Participant to fund the exercise of options granted pursuant to the Plan if payroll deductions are not permitted under applicable local law.

(i)	“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization, or other corporate event described in Code Section 424.

(j)	“Corporation” shall mean IZEA Worldwide, Inc., a Nevada corporation, and any successor or assign.

(k)
“Designated Affiliate” shall mean an Affiliate that has been designated by the Committee as eligible to participate in the Plan with respect to its Eligible Employees. In the event the Designated Affiliate is not a Subsidiary, it shall be designated for participation in the Non-423 Plan.

(l)
“Employee” shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder or as otherwise determined under applicable local law) by the Corporation or a Designated Affiliate on the Corporation’s or such Designated Affiliate’s payroll records during the relevant participation period. Employees shall not include individuals classified as independent contractors. For purposes of the Code Section 423 Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave, or other leave of absence approved by the Corporation or a Designated Affiliate that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). For this purpose, where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately after such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

(m)
“Eligible Employee” shall mean each Employee; provided, however, that the Committee may exclude from participation in this Plan or any offering under the Plan any Employee who (i) has been employed by the Corporation or a Designated Affiliate for less than two (2) years, (ii) is customarily employed by the Corporation or a Designated Affiliate for twenty (20) hours per week or less, (iii) is customarily employed by the Corporation or a Designated Affiliate for not more than five (5) months per calendar year, or (iv) is a “highly compensated employee” of the Corporation or a Designated Affiliate (within the meaning of Code Section 414(q)). Consistent with the requirements of Code Section 423, the Committee may (A) select a shorter time period than those specified in clauses (i) - (iii), and (B) exclude highly compensated employees with compensation above a specified level or who are subject to Section 16 of the Securities Exchange Act of 1934, in each case to be applied in an identical manner for an offering under the Plan. As of the Restatement Effective Date and unless and until the Committee determines otherwise, each Employee who has been employed for 90 or more days before an Entry Date and not otherwise excluded under clauses (ii) and (iii) above shall be an Eligible Employee.

(n)
“Entry Date” shall mean the first day of the Offering Period (unless a later time for filing the completed payroll deduction authorization from is established by the Committee for all Eligible Employees with respect to a given Offering Period).

(o)
“Fair Market Value” shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as reported on the NASDAQ Capital Market on the date of determination if that date is a Trading Day, or if the date of determination is not a Trading Day, the last market Trading Day prior to the date of determination, as reported on NASDAQ or such other source as the Committee deems reliable.

(p)	“Non-423 Plan” shall mean an employee stock purchase plan which does not meet the requirements set forth in Code Section 423.

(q)
“Offering Period” shall mean the period of six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on January 1 and July 1, respectively. The duration and timing of Offering Periods may be changed or modified by the Committee in accordance with Section 4 (subject to a maximum Offering Period of twenty-seven (27) months for the Code Section 423 Plan).

(r)	“Participant” shall mean a participant in the Plan as described in Section 5 of the Plan.

(s)	“Plan” shall mean this Employee Stock Purchase Plan which includes: (i) a Code Section 423 Plan and (ii) a Non-423 Plan.

(t)	“Purchase Date” shall mean the last day of each Offering Period.

(u)	“Purchase Price” shall mean the price at which shares of Common Stock are purchased for an Offering Period as determined in accordance with Section 7.3.

(v)	“Restatement Effective Date” is as defined in Section 1 above.

(w)	“Shareholder” shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation’s Code of Regulations.

(x)	“Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code Section 424(f).

(y)	“Trading Day” shall mean a day on which U.S. national stock exchanges and the national market system are open for trading.

3	ELIGIBILITY.
Each Eligible Employee employed by the Corporation or Designated Affiliate as of an Entry Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Entry Date. No Eligible Employee may participate in the Plan if immediately after an option is granted the Eligible Employee owns or is considered to own (within the meaning of Code Section 424(d)) shares of stock, including stock which the Eligible Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Eligible Employees who participate in the same offering under the Plan shall have the same rights and privileges under such offering, except for differences that may be needed to facilitate compliance with applicable local law, as determined by the Corporation and that are consistent with Code Section 423(b)(5); provided, however, that Eligible Employees participating in the Non-423 Plan by means of rules, procedures or sub-plans adopted pursuant to Section 14 need not have the same rights and privileges as Eligible Employees participating in the Code Section 423 Plan. The Board may impose restrictions on eligibility and participation of Eligible Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.
If a Participant receives a hardship distribution from the Corporation’s qualified 401(k) plan, such Participant shall cease participation in the Plan and shall be unable to resume participation in the Plan until the later of six months from the date of the hardship distribution or such later date, to the extent required by the Corporation’s 401(k) plan.

4	OFFERING PERIODS.
The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on January 1 and July 1 of each year, or on such other date as the Committee shall determine, and continuing thereafter for six (6) months or until terminated pursuant to Section 12 hereof. The Committee shall have the authority to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without Shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that for the Code Section 423 Plan, the Offering Period shall not exceed twenty-seven (27) months.

5	PARTICIPATION.

1.
An Eligible Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by completing and submitting, on a date prescribed by the Committee prior to an applicable Entry Date, (i) a completed payroll deduction authorization or, if applicable local law prohibits payroll deductions for the purpose of the Plan, other authorization stating the amount of Contributions to the Plan expressed as an amount or percentage, in either case not to exceed ten percent (10%) of the Eligible Employee’s Compensation, and (ii) Plan enrollment form provided by the Corporation, or by following an electronic or other enrollment process as prescribed by the Committee. Where applicable local law prohibits payroll deductions for the purpose of the Plan, the Corporation may permit a Participant to contribute amounts to the Plan through payment by cash, check or other means set forth in the Plan enrollment form prior to each Purchase Date of each Offering Period. All payroll deductions may be held by the Corporation and commingled with its other corporate funds where administratively appropriate, except where applicable local law requires that Contributions to the Plan from Participants be segregated from the general corporate funds and/or deposited with an independent third party. No interest shall be paid or credited to the Participant with respect to such Contributions, unless required by local law. The Corporation shall maintain a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s Contributions shall be credited to such account. A Participant may not make any additional payments into such account.

2.
Under procedures established by the Committee, a Participant may withdraw from the Plan during an Offering Period no more than 31 days after the Entry Date, by completing and filing a new payroll deduction authorization or, if applicable local law prohibits payroll deductions for the purpose of the Plan, other Contribution authorization and Plan enrollment form with the Corporation or by following electronic or other procedures prescribed by the Committee. If a Participant withdraws from the Plan during an Offering Period, his or her accumulated Contributions will be refunded to the Participant without interest (unless required by local law). The Committee may, subject to the requirements applicable to qualified cash or deferred arrangements set forth in the last paragraph of Section 3 hereof, establish rules limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

3.
A Participant may change his or her rate of Contributions at any time by filing (i) a new payroll deduction authorization or, if applicable local law prohibits payroll deductions for the purpose of the Plan, other authorization stating the amount of Contributions to the Plan expressed as an amount or percentage, in either case not to exceed ten percent (10%) of the Participant’s Compensation, and (ii) Plan enrollment form, or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of Contributions, the rate of Contributions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods. In accordance with Section 423(b)(8) of the Code, the Committee may reduce a Participant’s Contributions to zero percent (0%) at any time during an Offering Period.

6	TERMINATION OF EMPLOYMENT.
In the event any Participant terminates employment with the Corporation or any of its Designated Affiliates for any reason (including death) prior to the expiration of an Offering Period, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid back to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee (subject to any post-employment participation period required by law). The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Affiliates, Affiliates and the Corporation, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of the Corporation and its Affiliates.

7	OFFERING.

1.
Subject to adjustment as set forth in Section 10, the maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be the sum of (A) seventy-five thousand (75,000) shares plus (B) effective as of the Restatement Effective Date, four hundred twenty-five thousand (425,000) shares. If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

2.
Each Participant who has elected to participate as provided in Section 5.1 shall be granted an option to purchase that number of shares of Common Stock (not to exceed 2,000 shares, subject to adjustment under Section 10 of the Plan) which may be purchased with the Contributions accumulated on behalf of such Participant during each Offering Period at the Purchase Price specified in Section 7.3 below, subject to the additional limitation that no Participant shall be granted an option to purchase Common Stock under the Plan and all employee stock purchase plans of the Corporation and its Subsidiaries intended to be Code Section 423 plans, at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Notwithstanding the foregoing, stock purchased under a Non-423 Plan shall not limit the amount that a Participant may purchase under this Section 7.2. For purposes of the Plan, an option is “granted” on a Participant’s Entry Date. An option will expire upon the earlier to occur of (i) the termination of a Participant’s participation in the Plan; or (ii) the termination of an Offering Period. This Section shall be interpreted so as to comply with Code Section 423(b)(8). To the extent permissible under Code Section 423 and the regulations thereunder, any amounts that remain in the Participant’s Account because of a share limitation shall be carried over to the next Offering Period.

3.
The Purchase Price under each option shall be the lower of (i) 85% (“Designated Percentage”) of the Fair Market Value of a share of Common Stock on the first day of the Offering Period or (ii) the Designated Percentage of the Fair Market Value of a share of Common Stock on the last day of the Offering Period. The Committee may change the Designated Percentage with respect to any future Offering Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Offering Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.

4.
For purposes of the Code Section 423 Plan only, and unless the Committee otherwise determines, each Designated Affiliate shall be deemed to participate in a separate offering from the Corporation or any other Designated Affiliate, provided that the terms of participation within any such offering are the same for all Participants in such offering, as determined under Code Section 423.

8	PURCHASE OF STOCK.
Upon the expiration of each Offering Period, a Participant’s option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated Contributions credited to the Participant’s account at that time shall purchase at the applicable Purchase Price. Any amounts that remain in the Participant’s Account shall be refunded to the Participant or carried over to the next Offering Period, at the Participant’s election. Notwithstanding the foregoing, the Corporation or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance contributions which the Corporation or its Designated Affiliate is required or permitted by applicable law or regulation of any governmental authority to withhold. Each Participant, however, shall be responsible for payment of all individual tax and social insurance contribution liabilities arising under the Plan.

9	PAYMENT AND DELIVERY.
As soon as practicable after the exercise of an option, the Corporation shall deliver to the Participant a record of the Common Stock purchased and the balance of any amount of Contributions credited to the Participant’s account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer. The shares shall be retained with such broker or agent for a thirty (30) day period of time or such longer period of time as may be required by the Committee.  The Committee may establish other procedures to permit tracking of disqualifying dispositions of such shares.  The Corporation shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. Except as otherwise provided herein, no Participant shall have any voting, dividend, or other Shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 9.

10	ADJUSTMENTS FOR CHANGES IN CAPITALIZATION; DISSOLUTION OR LIQUIDATION; CORPORATE TRANSACTIONS.

1.
In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Corporation, or other change in the Corporation structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee shall, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under this Plan, the Purchase Price per share, and the number of shares of Common Stock covered by each outstanding option under this Plan, and the numerical limits of Section 7.

2.
Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Corporation, any Offering Period then in progress shall be shortened by setting a new Purchase Date and the

Offering Period shall end immediately before the proposed dissolution or liquidation. The new Purchase Date shall be before the date of the Corporation’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee shall provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option shall be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 5.2.

3.
In the event of a Corporate Transaction, in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such Corporate Transaction shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, or (3) all outstanding options shall terminate and the accumulated Contributions will be refunded without interest to the Participants.

11	TRANSFERABILITY.
Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as set forth in Section 22 and as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5.2.

12	AMENDMENT OR TERMINATION OF THE PLAN.

1.	The Plan shall continue until the tenth anniversary of the Restatement Effective Date unless otherwise terminated in accordance with Section 12.2.

2.
The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever; provided that the Plan may not be amended in any way that would cause the Plan, if such amendment were not approved by the Corporation’s shareholders, to fail to comply with (i) the requirements for employee stock purchase plans under Section 423 of the Code (except as may relate to a Non-423 Plan) or (ii) any other requirement of applicable law or regulation, unless and until shareholder approval is obtained.

13	ADMINISTRATION.
The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

14	COMMITTEE RULES FOR FOREIGN JURISDICTIONS AND THE NON-423 PLAN.

1.
The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of Contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local legal requirements.

2.
The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations, which rules, procedures or sub-plans may be designed to be outside the scope of Code Section 423. The terms of such rules, procedures or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7.1, but unless otherwise expressly superseded by the terms of such rule, procedure or sub-plan, the provisions of this Plan shall govern the operation of the Plan. To the extent inconsistent with the requirements of Code Section 423, such rules, procedures or sub-plans shall be considered part of the Non-423 Plan, and the options granted thereunder shall not be considered to comply with Section 423.

15	SECURITIES LAWS REQUIREMENTS.
The Corporation shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

16	GOVERNMENTAL REGULATIONS.
This Plan and the Corporation’s obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

17	NO ENLARGEMENT OF EMPLOYEE RIGHTS.
Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ or service of the Corporation or any Designated Affiliate or to interfere with the right of the Corporation or Designated Affiliate to discharge any Employee at any time.

18	GOVERNING LAW.
This Plan shall be governed by the laws of the State of Florida, U.S.A., without regard to that State’s choice of law rules.

19	EFFECTIVE DATE.
This Plan was originally effective January 1, 2014, and was approved by the Shareholders within 12 months after its adoption by the Board. This amendment and restatement of the Plan is effective upon the Restatement Effective Date.

20	REPORTS.
Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of Contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any. The Committee shall also file the appropriate reports with the IRS required under Code Section 6039(a) and provide the statements to Participants required under Code Section 6039(b).

21	NOTICE OF DISQUALIFYING DISPOSITIONS.
Each Participant who participates in the Code Section 423 Plan for an Offering Period shall give the Corporation prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an option acquired under this Plan, if such disposition or transfer is made within two (2) years after the first day of the applicable Offering Period or within one (1) year after the applicable Purchase Date.

22	DESIGNATION OF BENEFICIARY FOR OWNED SHARES.
Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.